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                                                                   EXHIBIT 23.1
                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AutoZone, Inc. for the registration of $400,000,000 of debt securities, preferred stock, common stock, equity warrants, debt warrants and units, and to the incorporation by reference therein of our reports dated September 19, 1997, with respect to the consolidated financial statements of AutoZone, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended August 30, 1997 and the related financial schedule included therein, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Memphis, Tennessee
June 29, 1998